Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any and all of us will be filed, on behalf of each of us, and that this Agreement be included as an exhibit to such statement.

Dated: August 23, 2012

Global Investment Ventures LLC

By: /s/ Anthony R. Bobulinski
Anthony R. Bobulinski

/s/ Anthony R. Bobulinski
Anthony R. Bobulinski